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                                                                   Exhibit 10.63

                              CONSULTING AGREEMENT

       AGREEMENT made as of this 17th day of June, 1999, by and between HADCO CORPORATION (the "Company") and PATRICK SWEENEY ("Sweeney").

       WHEREAS, Sweeney has retired from his position as a member of the Board of Directors of the Company; and

       WHEREAS, the Company is desirous of utilizing the services of Sweeney as a consultant to the Company.

       NOW, THEREFORE, in consideration of the premises and other mutual covenants contained herein, the receipt and legal sufficiency of which are hereby acknowledged, Sweeney and the Company agree as follows:

       1. CONSULTING ARRANGEMENT. Effective July 1, 1999 through December 31, 2000, Sweeney shall serve as a consultant to the Company.


       2. COMPENSATION AS CONSULTANT. During the term of the consulting arrangement, from July 1, 1999 through December 31, 2000, Sweeney shall be paid at the rate of $36,000 per annum, payable in equal monthly installments of $3,000 on or about the 15th of each month beginning on or about July 15, 1999. Sweeney acknowledges that during the period of the consulting arrangement, he shall be an independent contractor of the Company and not an employee and, accordingly, Sweeney shall be solely responsible for payment of all federal and state withholding taxes, FICA and Medicare taxes, and all other applicable employment related fees, taxes or charges. Sweeney shall be entitled to and shall receive no fringe benefits from the Company during the term of the consulting arrangement, including without limitation, pension contributions, 401(k) contributions, health (medical, dental and vision) and disability insurance, life insurance coverage, and the like.

       3. DUTIES. Sweeney shall perform such duties and responsibilities as may be reasonably requested of him by the President of the Company. Both parties anticipate that such duties may include marketing and public relation services for the Company, both domestically and internationally.

       4. CONFIDENTIALITY OF COMPANY INFORMATION. Sweeney recognizes and acknowledges that he has been and will be privy to confidential information concerning the Company's business, including without limitation, financial data, personnel data, computer programs, supplier lists, technology, processes, methods, techniques, developments, inventions, improvements, apparatus, products, policies, customer lists, research data, plans, know-how, and trade secrets, as well as information relating to sales, costs, profits, organization, customers, pricing and pricing methods and other general business operations, which are valuable, special and unique assets of the Company,



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access to and knowledge of which have been essential to the performance of
Sweeney's duties at the Company (hereinafter collectively the "Confidential Information"). Sweeney agrees that he will not, during the term of his consulting relationship or thereafter at any time, disclose any of this Confidential Information to any person, firm, corporation, association or other entity, excepting the authorized employees and agents of the Company, nor make use of such Confidential Information either during the term of his consulting relationship or at any time thereafter, for any purpose other than incident to his duties with the Company. Without limiting the generality of the foregoing, Sweeney expressly agrees that such Confidential Information will not be used to compete directly or indirectly with the Company.

              Sweeney agrees that all materials developed or existing at the Company, all programs developed for customers or prospective customers, all files, letters, memoranda, reports, records, data, specifications, customer lists, proposals, contracts, computer programs or computer-generated data (whether hard copy or machine-readable form) and other documentation are the exclusive property of the Company. Sweeney agrees, during the term of his consulting relationship with the Company, to keep and use such materials only in connection with the performance of his duties with the Company. Sweeney agrees to return all such materials and any copies thereof and all other tangible property of the Company immediately upon termination of any specific consulting project.

       5. CONFIDENTIALITY OF CUSTOMER AND SUPPLIER INFORMATION. Sweeney recognizes and acknowledges that certain confidential data of the Company's customers and suppliers may be made available to or utilized by him in the course of his consulting relationship with the Company. Sweeney further acknowledges that the Company may, in certain cases, be subject to non-disclosure or secrecy agreements with certain customers and suppliers. Accordingly, Sweeney expressly agrees and warrants that he will not, during the term of or in the course of his consulting relationship or at any time thereafter, disclose any such confidential data of any customer or supplier to others, excepting the authorized employees and agents of the Company, nor make use of such confidential data either during the term of his consulting relationship or at any time thereafter, for any purpose other than incident to his duties with the Company. Sweeney further agrees to sign any and all non-disclosure and confidentiality agreements reasonably required by the Company's customers and suppliers and approved by the Company's senior management.

              Sweeney agrees to return to the Company immediately upon the termination of his consulting relationship any and all copies of all confidential data with respect to the Company's customers or suppliers, including without limitation, materials secured from the Company's customers or suppliers, programs developed for customers or suppliers, all files, letters, memoranda, reports, records, data, specifications, customer lists, proposals, contracts, computer programs or computer-generated data (whether hard copy or machine-readable form) and other documentation relating to the confidential information, data or technology of the Company's customers or suppliers.



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       6.     NON-COMPETITION. During the term of this Agreement, Sweeney agrees that he will not, without the Company's prior express written consent, engage in, have an interest in, be employed by, or be in any way, directly or indirectly, connected with as an individual proprietor, partner, stockholder, officer, employee, director, representative, agent, joint venturer, investor, lender, or in any other employment, consulting or ownership capacity whatsoever (other than as the holder of not more than one [1%] percent of the total outstanding stock of a publicly-held company) any business that is substantially similar to or competitive with that in which the Company is engaged. Without limiting the generality of the foregoing, the Company agrees that Sweeney may serve on the board of the IPC, and that such service by itself will not violate the non-competition provisions of this Agreement.

       7. NON-SOLICITATION. During the term of this Agreement, Sweeney agrees that he will not, directly or indirectly, (a) employ, retain or engage any person or entity who has worked for or with the Company as an employee or consultant during the term of Sweeney's employment or during the term of Sweeney's consulting arrangement; (b) recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or consultant of the Company to terminate his, her or its employment or consultant relationship with the Company; (c) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company which were contacted, solicited or served during the term of his consulting arrangement with the Company; or (d) induce or attempt to induce any customer, vendor or account of the Company to reduce its business with, or to cease its business with, the Company.

       8. REMEDIES. Both parties agree that the restrictions contained in Sections 4, 5, 6 and 7 are necessary for the protection of the business and goodwill of the Company, and they are considered by Sweeney to be reasonable for such purposes. Sweeney agrees that, in the event of a breach or threatened breach by him of the provisions of Sections 4, 5, 6 or 7, the Company will suffer irreparable harm which cannot be adequately compensated by a payment of money damages. Accordingly, Sweeney agrees that, in the event of such a breach or threatened breach by him, the Company shall be entitled to injunctive relief, both preliminarily and permanently, and to specific enforcement of the provisions of Sections 4, 5, 6 and 7. Nothing contained in this section shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of monetary damages from Sweeney or others.

              Sweeney agrees, in addition to and not in lieu of any other remedies the Company may have, that in the event he violates any of the provisions of Sections 4, 5, 6 and 7, he shall forfeit entitlement to any consulting fee not already paid.

       9. SEVERABILITY. If any restriction set forth in Sections 4, 5, 6 or 7 are found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it


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shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement, while the remaining provisions shall continue in full force and effect.

       10. PUBLICATION OF THIS AGREEMENT. Both parties agree that the terms and contents of this Agreement, and the contents of negotiations and discussions resulting in this Agreement shall be maintained in confidence by Sweeney, the Company, and their respective agents and representatives, and none of the above shall be disclosed except (i) to the extent required by federal or state law,
(ii) as otherwise agreed to in writing by both parties, (iii) to enforce this Agreement, or (iv) in a press release by the Company in a form deemed by the Company in good faith to be appropriate and in any SEC filing by the Company that is deemed appropriate by the Company, including without limitation in its proxy statement, Form 8-K, Form 10-Q or Form 10-K, or any exhibits to any of the foregoing.

              Sweeney agrees that he will speak positively about the Company and its activities, and endorse and support the business and products of the Company whenever the opportunity arises. Sweeney further agrees that he will not in any way verbally or in writing communicate statements or opinions which would be derogatory to the reputation or the business and financial integrity of the Company, or do any other act which might be detrimental to the Company.

       11. ENTIRE AGREEMENT. This Agreement contains and constitutes the sole and entire understanding and agreement between the parties with respect to Sweeney's consulting arrangement, and supersedes and terminates all previous oral or written negotiations and agreements (except that the covenants and commitments of Sweeney contained in the Agreement dated August 14, 1995 between the parties shall survive). This Agreement may not be amended or modified or waived, in whole or in part, except by a writing signed by both parties.

       12. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to the choice of law provisions thereof.

       13. MISCELLANEOUS. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as the original instrument, as if all parties to the counterparts have signed the same instrument. This instrument shall not be construed for or against any party because that party's legal representative drafted the Agreement, or any portion of the Agreement. Section headings are for convenience only and should not be considered in the interpretation of this Agreement. This Agreement shall be binding upon, and inure to the benefit of and be



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enforceable by each of the parties hereto, their respective heirs, legal representatives, successors and assigns.

       IN WITNESS WHEREOF, the parties hereto have set their hands this 17th day of June, 1999.

Dated:   June 17, 1999                          /s/ Patrick Sweeney
                                                --------------------------------
                                                PATRICK SWEENEY



                                                HADCO CORPORATION

Dated:   June 17, 1999                          By: /s/ Andrew E. Lietz
                                                    ----------------------------
                                                    President and CEO